Meeder Funds
Distribution Agreement

This Amended and Restated Distribution Agreement (“Agreement”) is made on this 17th day of September, 2020 by and between Meeder Funds (“Trust”), a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, and Meeder Distribution Services, Inc. (“Distributor”), a corporation organized and existing under the laws of the State of Ohio.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as an open-end investment company authorized to issue shares of beneficial interest (“Shares”) in separate series (“Funds”), each of which may be further divided into separate classes of shares (“Classes”); and

WHEREAS, Distributor is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Trust by and through its Board of Trustees (“Board of Trustees”) wishes to retain Distributor as principal underwriter in connection with the offer and sale of the Shares of each of the Funds offered by the Trust; and

WHEREAS, the parties wish to amend and restate in their entirety all prior agreements between the Trust and Distributor.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.  Appointment. The Trust hereby appoints Distributor as its principal agent for the sale and distribution of Shares of the Funds on the terms and conditions set forth in this Agreement, and Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.  Services and Duties of Distributor

(a)	Distributor agrees to sell Shares on a best efforts basis as agent for the Trust upon the terms and at the current offering price, plus any sales charge, described in the Prospectus. The Trust shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares.

(b)	During the continuous public offering of Shares of the Funds, Distributor shall use commercially reasonable efforts to promote and distribute the Shares. All orders for Shares shall be made through qualified broker-dealers and other financial intermediaries (“Financial Intermediaries”) or directly through the Trust’s designated Transfer Agent.

(c)	Distributor shall review all proposed advertising materials and sales literature for compliance with applicable laws and regulations and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations.

(d)	Distributor shall not give any information or make any representations inconsistent with the registration statement, prospectus, statement of additional information, annual or semi-annual report applicable to any given fund.

(e)	Distributor may in its discretion enter into agreements (“Intermediary Agreements”) with such qualified broker-dealers and other Financial Intermediaries as it may select for the purpose of selling Shares of the Funds. The form of any dealer agreement shall be approved by the Trust.

(f)	Distributor may hire, register, supervise and compensate registered representatives to sell and promote the Funds to Financial Intermediaries, registered representatives and investment advisers.

(g)	Distributor shall prepare reports for the Board of Trustees regarding its activities under this Agreement as may be reasonably requested by the Board of Trustees, including reports regarding the use of 12b-1 payments received by Distributor, if any.

(h)	Notwithstanding anything herein to the contrary, Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

3.  Sales of Shares by the Trust. The rights granted to Distributor shall be non-exclusive in that the Trust reserves the right to sell Shares of the Funds to investors directly on applications received and accepted by the Trust’s Transfer Agent and to enter into or administer Intermediary Agreements through its designated Administrator.

4.  Suspension of Sales. The Trust may suspend sales of the Shares at any time or for any reason and until such suspension is terminated, no further orders for Shares shall be processed by Distributor after it becomes aware of the suspension.

5.  Fees and Expenses. In exchange for the services performed under this Agreement, the Trust shall pay the following fees and expenses:

(a)	The Trust may pay to Distributor fees under the Trust’s Shareholder Distribution or Shareholder Services Plans that are due and payable to Financial Intermediaries in accordance with the plan for the purpose of facilitating payment of those fees by Distributor to the Financial Intermediaries.

(b)	The Trust may pay to Distributor fees under the Trust’s Shareholder Distribution Plan, provided that any such compensation paid by the Trust shall not exceed the costs actually incurred by Distributor or its affiliates in providing services under this Agreement.

(c)	Except as provided above, Distributor is entitled to no other compensation or reimbursement of expenses incurred by Distributor for the services provided under this Agreement from the Trust. Distributor may, however, receive compensation from Meeder Asset Management (“Adviser”) for the services provided to the Trust under this Agreement.

(d)	The Trust shall separately bear the following expenses: (i) compensation paid to disinterested trustees not associated with the Administrator or its affiliates; (ii) expenses for independent or outside legal counsel for the Trust or its trustees; (iii) compensation paid for the Funds’ chief compliance officer; (iv) expenses reasonably incurred by the disinterested trustees, legal counsel or chief compliance officer for education, travel or otherwise in connection with their service on behalf of the Trust; (v) the allocable portion of membership dues for organizations in which the Funds, trustees, independent legal counsel or chief compliance officer are members; (vi) printing and delivery of materials in connection with meetings of the Funds’ trustees; (vii) fees and expenses of the Funds' independent auditors; (viii) insurance and fidelity bond premiums allocable to the Trust, the Funds or the trustees; (ix) fees and expenses of the Funds’ custodian; (x) transfer agency fees and expenses; (xi) advisory fees; (xii) brokerage expenses; (xiii) expenses relating to the offering, issuance, registration and qualification of Shares of the Funds; (xiv) fees and expenses of preparing, printing and mailing reports, notices, and proxy statements to investors and governmental regulators; (xv) securities pricing data and expenses in connection with electronic filings with the U.S. Securities & Exchange Commission (“SEC”); (xvi) additional expenses incurred by the Distributor in connection with any audit of the funds outside of a normal and periodic review; (xvii) governmental fees, charges or taxes; (xviii) interest; and (xix) any other out of pocket expense incurred by the Funds at the direction or approval of the disinterested trustees and outside the normal and customary duties of the Adviser.

6.  Representations of Distributor. Distributor represents and warrants to the Trust that:

(a)	It is a corporation duly organized and existing in good standing under the laws of Ohio; and

(b)	It is duly registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), is a member in good standing of FINRA, and will maintain its membership and registration during the term of this Agreement; and

(c)	It will comply with all applicable requirements of the Securities Act of 1933 (“Securities Act”)1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state regulations, and

(d)	It is duly qualified to perform the duties under this Agreement and has access to facilities, personnel and equipment necessary to perform those tasks; and

(e)	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

7.  Representations of the Trust. The Trust represents and warrants to Distributor that:

(a)	It is a business trust duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts; and

(b)	It is registered under the 1940 Act as an open-end management investment company; and

(c)	It has filed a registration statement under the Securities Act that is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale; and

(d)	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

8.  Anti-Money Laundering. The Trust hereby delegates to Distributor certain duties and responsibilities in connection with the compliance with the USA PATRIOT Act of 2001 and the Bank Secrecy Act during the course of Distributor’s duties under this Agreement:

(a)	Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

(b)	Distributor shall implement policies and procedures reasonably designed to carry out the Funds’ obligations under anti-money laundering laws and regulations with respect to activities undertaken by Distributor.

(c)	Distributor hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, Distributor will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

9.  Compliance with Applicable Rules and Regulations. In carrying out its responsibilities under this Agreement, Distributor shall comply with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders.

10.  Distributor Compliance Program. Distributor shall comply with the Trust’s policies and procedures and code of ethics. Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws as defined in rule 38a-1 under the 1940 Act with respect to the services provided, and shall provide the Funds with copies of such policies and a certification to that effect no less often than annually and as reasonably requested by the Trust. Distributor shall notify the Trust of any exam, regulatory complaint or notice of investigation by any securities regulator or self-regulatory organization concerning the business of the Trust or Distributor.

11.  Books and Records. Distributor shall maintain separate books and detailed records of all matters pertaining to Fund assets or business carried out pursuant to this Agreement as required by Rule 31a-1 under the 1940 Act and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act. The books and records maintained by Distributor for this purpose are the property of the Trust. Distributor shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. Distributor shall assist the Trust in any requested review of the Trust’s accounts, records and reports that may be made by auditors or regulatory bodies.

12.  Confidential Information Distributor shall comply with all laws, rules and regulations relating to the privacy, confidentiality and the handling of personal financial information acquired in connection with this Agreement, including but not limited to the Graham-Leach-Bliley Act, SEC Regulation S-P and any other applicable state or federal privacy laws. Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds, its current and former shareholders. Information regarding individuals that is acquired by Distributor in connection with the performance of this Agreement shall be protected under Regulation S-P of the Gramm-Leach-Bliley Act. Distributor will keep such information confidential in accordance with the terms of its Privacy Policy and will not disclose any such information except as permitted by law.

13.  Proprietary Information. Databases, computer programs and other intellectual property furnished by Distributor in carrying out its duties under the Agreement may constitute copyrighted, trade secret, or other proprietary information (“Proprietary Information”) of substantial value to Distributor or a third-party vendor. In no event shall Proprietary Information be deemed information belonging to shareholders of the Funds or the Trust. The Trust agrees to treat all Proprietary Information as proprietary to Distributor further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

14.  Reliance. Distributor may rely upon the directions of the Board of Trustees and upon statements of the Trust's accountants, attorneys and other persons believed by it in good faith to be expert in matters upon which they are consulted, and Distributor shall not be liable for any actions taken in good faith upon such statements.

15.  Non-Exclusivity. The services of Distributor to the Trust are not to be deemed to be exclusive and Distributor and its affiliates may act for other investment companies, entities or individuals, or engage in business unrelated to the services provided to the Trust, provided the performance of such services and the transaction of such business does not impair Distributor’s performance of this Agreement.

16.  Indemnification.

(a)	The Trust shall indemnify, defend and hold Distributor and each of its directors, officers, employees and representatives who controls Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including reasonable attorneys’ fees): (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust or its agent, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) based upon the Trust’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

(b)	In no case shall the Trust’s obligation to indemnify Distributor be deemed to cover any liability to the Trust to which Distributor would be otherwise responsible by reason of bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. The Trust’s agreement to indemnify Distributor is expressly conditioned upon the Trust being notified of such action or claim of loss brought against Distributor within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Distributor unless the failure to give notice does not prejudice the Trust; provided, that the failure so to notify the Trust of any such action shall not relieve the Trust from any liability which the Trust may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission.

(c)	The Trust shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by Distributor, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel, Distributor and its directors, officers, employees and representatives shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any such suit, or in case Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust and Distributor, the Trust will reimburse Distributor and its directors, officers, employees and representatives for the reasonable fees and expenses of any counsel retained by them. The Trust’s indemnification agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Distributor and shall survive the delivery of any Shares and the termination of this Agreement. The Trust agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees in connection with the offer and sale of any of the Shares.

(d)	The Trust shall advance attorneys’ fees and other expenses incurred by any Distributor and its directors, officers, employees and representatives in defending any claim, demand, action or suit which is the subject of a claim for indemnification to the maximum extent permissible under applicable law.

(e)	Distributor shall indemnify, defend and hold the Trust and each of its trustees, officers, employees, representatives and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses that the Trust or its trustees, officers, employees, and representatives may sustain or incur or that may be asserted by any person (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by Distributor, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (iii) based upon Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that with respect to clauses (i) and (ii), above, Distributor’s obligation to indemnify the Trust and its trustees, officers, employees, and representatives shall only be deemed to cover Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to Distributor and furnished to the Trust or its counsel by Distributor for the purpose of, and used in, the preparation thereof. Distributor’s agreement to indemnify is expressly conditioned upon Distributor being notified of any action or claim of loss brought against the Trust within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust, unless the failure to give notice does not prejudice Distributor; provided, that the failure so to notify Distributor of any such action shall not relieve Distributor from any liability which Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission.

(f)	Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event Distributor elects to assume the defense of any such suit and retain such counsel, the Trust and its trustees, officers, employees, and representatives shall bear the fees and expenses of any additional counsel retained by them. If Distributor does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust and Distributor, Distributor will reimburse the Trust and its trustees, officers, employees, and representatives for the reasonable fees and expenses of any counsel retained by them. Distributor’s indemnification agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust and shall survive the delivery of any Shares and the termination of this Agreement. Distributor agrees promptly to notify the Trust of the commencement of any litigation or proceedings against Distributor or any of its officers or directors in connection with the offer and sale of any of the Shares.

(g)	Distributor shall advance attorneys’ fees and other expenses incurred by the Trust in defending any claim, demand, action or suit which is the subject of a claim for indemnification to the maximum extent permissible under applicable law.

(h)	No party to this Agreement shall be liable to the other parties for consequential, special or punitive damages under any provision of this Agreement.

(i)	No person shall be obligated to provide indemnification if such indemnification would be impermissible under the 1940 Act, the Securities Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided to the maximum extent so permissible.

17.  Term. This Agreement shall become effective upon its execution and remain in full force and effect continually thereafter so long as such continuation is specifically approved at least annually by a vote of a majority of the disinterested trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities of the Fund. The Agreement shall also terminate automatically upon its assignment.

18.  Termination. This Agreement may be terminated by either party hereto, without payment of penalty, upon 60 days written notice to the other party.

19.  Assignment. This Agreement and the rights and obligations hereunder may not be assigned or transferred in whole or in part by either party without the written consent of the other party.

20.  New Funds or Classes of Shares. This Agreement covers all Funds and Classes of Shares offered by the Trust and the Trust shall have the right, upon reasonable notice to the Adviser, to add, consolidate or remove Funds and Classes of Shares from those subject to this Agreement upon terms and conditions not different from those previously approved by the parties.

21.  Amendment. This Agreement may be amended or modified by written agreement executed by both parties.

22.  Governing Law. The laws of the State of Ohio shall govern this Agreement without giving effect to the principles of conflicts of laws.

23.  Severability. If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

24.  Waiver. Neither a party’s failure to insist at any time on strict compliance with this Agreement, nor the continued course of such conduct on its part, will constitute or be considered a waiver by the party of any of its rights or privileges.

25.  Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties hereto with respect to the obligations arising hereunder and terminates any prior agreements, representations, warranties or communications, whether oral or written between the parties relating to the subject matter hereof.

26.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

27.  Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the parties.

Meeder Funds	Meeder Distribution Services, Inc.

Robert S, Meeder, Jr.	Adam Ness
BY: (PRINTED)	BY: (PRINTED)

President/CEO	Chief Financial Officer and Chief Operating Officer
TITLE	TITLE

/s/ Robert S, Meeder, Jr.	/s/ Adam Ness
SIGNATURE	SIGNATURE

DATE	DATE

September 17, 2020	September 17, 2020